EXHIBIT 11.  STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
             (UNAUDITED)
             Three and Nine Months Ended September 30, 1995 and 1994
              (In thousands, except per share amounts)


                                                                Three months         Nine months
                                                                 ended 9/30           ended 9/30
                                                              __________________   __________________

                                                              1995       1994      1995       1994
                                                              ____       ____      ____       ____
PRIMARY:
Weighted average shares outstanding                            21,383     20,391    20,801     19,910
Net effect of dilutive stock options and warrants based on
 the treasury  stock method using average market price            358      1,308       426      1,519
                                                              _______    _______   _______    _______
Total weighted average shares                                  21,741     21,699    21,227     21,429
                                                              =======    =======   =======    =======
Net income (loss)                                             $  (492)   $   (70)  $  (581)   $    10
                                                              =======    =======   =======    =======
Per share amount                                              $  (.02)   $     *   $  (.03)   $     *
                                                              =======    =======   =======    =======

____________________
<F*>  Less than one-half cent.


   Fully diluted earnings per share is not presented because it is immaterial and/or anti-dilutive in all periods.